EXHIBIT 6




                                CSW CREDIT, INC.
                              AFFILIATED COMPANIES
                            FACTORING EXPENSE SAVINGS
                        THREE MONTHS ENDED MARCH 31, 2000
                                   (Thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $2,314           $1,821               $493
PSO                          1,386            1,088                298
SWEPCO                       1,848            1,389                459
WTU                            579              450                129
                           --------        ---------        -----------

TOTAL                       $6,127           $4,748             $1,379
                           ========        =========        ===========